As filed with the Securities and Exchange Commission on September 1, 2022

Registration No. 333-197325

Registration No. 333-212910

Registration No. 333-226519

Registration No. 333-226520

Registration No. 333-254153

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-197325

Form S-8 Registration Statement No. 333-212910

Form S-8 Registration Statement No. 333-226519

Form S-8 Registration Statement No. 333-226520

Form S-8 Registration Statement No. 333-254153

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUTOWEB, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0711569 (I.R.S. Employer Identification No.)

400 North Ashley Drive, Suite 300

Tampa, Florida 33602-4314

(Address of Principal Executive Offices, including Zip Code)

Autobytel Inc. 2014 Equity Incentive Plan

Autobytel Inc. Amended and Restated 2014 Equity Incentive Plan

AutoWeb, Inc. 2018 Equity Incentive Plan

Inducement Stock Option Award Agreements

(Full title of the plans)

Glenn E. Fuller

Executive Vice President, Chief Legal Officer and Secretary

AutoWeb, Inc.

400 North Ashley Drive, Suite 300

Tampa, Florida 33602

(949) 225-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by AutoWeb, Inc. (the “Registrant”):

●

Registration Statement No. 333-197325 filed with the Securities and Exchange Commission (the “SEC”) on July 9, 2014, registering 1,500,000 shares of the Registrant’s common stock issuable under the Autobytel Inc. 2014 Equity Incentive Plan;

●

Registration Statement No. 333-212910 filed with the SEC on August 4, 2016, registering 2,000,000 shares of the Registrant’s common stock issuable under the Autobytel Inc. Amended and Restated 2014 Equity Incentive Plan;

●	Registration Statement No. 333-226519 filed with the SEC on August 2, 2018, registering 2,750,000 shares of the Registrant’s common stock issuable under the AutoWeb, Inc. 2018 Equity Incentive Plan;

●

Registration Statement No. 333-226520 filed with the SEC on August 2, 2018, registering 1,000,000 shares of the Registrant’s common stock issuable under the Inducement Stock Option Award Agreement; and

●	Registration Statement No. 333-254153 filed with the SEC on March 11, 2021, registering 411,667 shares of the Registrant’s common stock issuable under the Inducement Stock Option Award Agreements.

On August 31, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 24, 2022, by and among the Registrant, Unity AC 1, LLC, a Delaware limited liability company (“Parent”), and Unity AC 2, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of the Registrant’s common stock registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the shares of the Registrant’s common stock registered but remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on September 1, 2022.

AUTOWEB, INC. By: /s/ Glenn E. Fuller Glenn E. Fuller Executive Vice President, Chief Legal Officer and Secretary

Note: No other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.